Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-183483 and 333-143786) on Form S-8 and (No. 333-187801) on Form S-3 of Cyclacel Pharmaceuticals, Inc. of our report dated March 26, 2014, relating to our audit of the consolidated balance sheet as of December 31, 2013 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2013 and the period from August 14, 1996 (inception) to December 31, 2013, which appear in this Annual Report on Form 10-K of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP

McGladrey LLP
New York, NY

March 26, 2014